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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact                                        Investor Contact
Leslie Thompson                                      Kevin Zuccala
212-892-3555                                         212-892-4693

                 DLJ DECLARES REGULAR QUARTERLY COMMON DIVIDEND

                       AUTHORIZES SHARE REPURCHASE PROGRAM

         NEW YORK, MAY 19, 2000 -- At its scheduled meeting, the Board of Directors of Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) declared a regular quarterly dividend of $0.0625 cents per share on the Company's DLJ common stock, which trades on the New York Stock Exchange under the symbol "DLJ." The dividend is payable on July 28, 2000 to the shareholders of record as of the close of business on July 14, 2000.

         Also approved at the same meeting was a stock repurchase program for up to 10 million shares of the Company's DLJ common stock. The timing and amount of repurchases under this program will be at the discretion of the Company's management, and may be open market or private purchases. Currently, DLJ has approximately 138,000,000 shares and diluted share equivalents outstanding. Repurchased shares will be used to support employee incentive compensation programs and for other corporate purposes.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 10,600 people worldwide and maintains offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia. The Company has two classes of common stock trading on the New York Stock Exchange. Shares trading under the ticker symbol "DLJ" represent Donaldson, Lufkin & Jenrette, Inc. Shares trading under the ticker symbol "DIR" track the performance of DLJdirect, its online brokerage business. For more information on Donaldson, Lufkin & Jenrette, refer to the Company's World Wide Web site at www.dlj.com.

         The Firm's world headquarters are located at 277 Park Avenue, New York, NY 10172; telephone number (212) 892-3000.

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